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                                                                  EXHIBIT  5



                               February 11, 1997


Youth Services International, Inc.
2 Park Center Court, Suite 200
Owings Mills, MD 21117

Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-3 (the "Registration Statement) of the resale of up to 1,800,000 shares (the "Shares") of common stock, par value $.01 per share, of Youth Services International, Inc. to be sold by the selling shareholders named in the Registration Statement, we have examined such corporate records, certificates and documents as we deemed necessary for the purpose of rendering this opinion. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and are legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.


                                         Very truly yours,

                                         MILES & STOCKBRIDGE,
                                         a Professional Corporation


                                         By: /s/ MARK S. DEMILIO
                                             ------------------------
                                             Principal